Exhibit 1

Eurand N.V. Olympic Plaza Fred. Roeskestraat 123 1076 EE Amsterdam The Netherlands Phone: + 31 20 673 2744 Commercial Register No. 33286876 VAT No. NL 74.07.294.B.01
NOTICE
Notice is hereby given of the Extraordinary General Meeting of Shareholders (the “EGM”) of Eurand, N.V. (the “Company”), which will be held on Wednesday, 19 January 2011 at 10:00 AM (CET) at the Company’s offices located at Olympic Plaza, Fred. Roeskestraat 123, 1076 EE Amsterdam, The Netherlands.
The agenda of the meeting, containing proposals made by the Board of Directors (“Board”), is as follows:
1.	Opening;
2.	Appointment of two Directors;
3.	Approval of Directors Compensation;
4.	Discharge of Directors who resigned;
5.
Information about the contemplated tender offer (the “Axcan Offer”) of Axcan Pharma Holding B.V. (“Axcan Purchaser”) for all the outstanding shares in the capital of Company and approval of the Share Purchase Agreement, dated November 30, 2010, between Axcan Purchaser, Axcan Holdings Inc. (“Parent”) and the Company (the “Purchase Agreement”);

6.
Approval of the sale of all or substantially all of the assets and liabilities of the Company to Axcan Purchaser or one or more of its designees (the “Asset Sale”) (to be effective upon the closing of the Axcan Offer);

7.	Designation within the meaning of section 2:146 Dutch Civil Code of the members of the Special Committee with respect to the sale of the assets and liabilities of the Company;
8.	Resignation of Directors and appointment of Directors nominated by Axcan (to be effective upon the closing of the Axcan Offer);
9.	Dissolution of the Company (to be effective upon completion of the subsequent offering period following the closing of the Axcan Offer (the “Subsequent Offering Period”));
10.	Appointment of keeper of the books and records of the Company upon termination of the liquidation (to be effective upon the completion of the Subsequent Offering Period);
11.	Any other business; and

12.	Closing.

Copies of the agenda and related documents, including the Schedule TO prepared by Axcan Purchaser, filed with the U.S. Securities and Exchange Commission (“SEC”) on 21 December 2010, and the Schedule 14D-9 prepared by the Company, filed with the SEC on 22 December 2010 (the “Tender Offer Documents”), may be obtained free of charge at the Company’s offices by shareholders and other persons entitled to attend the meeting, upon request, as of the date hereof until the close of the Meeting. Copies of these items are also available in the Investor Relations section of the Company’s website: www.eurand.com.The Board has determined that all shareholders of record, who were registered in the Company’s shareholders’ register held in The Netherlands or in the New York Registry on 22 December 2010 at 5.00 PM (EST), (the “Record Date”) or their proxies, are entitled to attend and vote at the EGM.
Notice of the EGM, including the agenda, shall be published in national newspapers in The Netherlands and the USA in accordance with Article 20, Paragraph 2 of the Company’s Articles of Association. Proxy cards shall be sent respectively to the registered shareholders and to the beneficial owners who hold the Company’s shares, directly or indirectly through the Depositary Trust Company (the “Investors”), as of the Record Date.
Registered shareholders wishing to exercise their shareholder rights in person must notify the Board of their intention to attend the meeting no later than 12.00PM (EST) on 16 January 2011, by sending a fax to +31 20 577 1188 (Attn. Mr. Wouter Swierstra) stating (i) their name and (ii) the number of shares registered in their name. Registered shareholders wishing to exercise their shareholder rights by proxy must return the form of proxy completed in accordance with the instructions set forth therein, no later than midnight (EST) on 17 January 2011.
Investors may exercise their meeting rights by returning the proxy card completed in accordance with the instructions set forth therein, no later than midnight (EST) on 17 January 2011. Investors who wish to exercise their meeting rights in person must obtain a legal proxy from their bank or broker and notify the Company of their intention to attend the meeting by sending a fax to + 31 20 577 1188 (Attn. Mr. Wouter Swierstra) stating (i) their name, (ii) the number of shares beneficially owned and (iii) providing proof of share ownership no later than 12.00PM (EST) on 16 January 2011.
Proof of identity and share ownership / legal proxies are required to be admitted to the meeting.
If you have any questions about the proxy statement or any other aspect of the Extraordinary General Meeting, please contact Bill Newbould, Vice President Investor Relations, 790 Township Line Road, Suite 250, Yardley, PA 19067, US or by email at Bill.Newbould@Eurand.com.
THE BOARD OF DIRECTORS
EURAND, N.V.
3-JANUARY-2011

PROXY STATEMENT/SHAREHOLDERS CIRCULAR
Proposed resolutions and shareholder’s information for the
Extraordinary General Meeting of Shareholders (“EGM”) of Eurand, N.V. (the “Company”)
to be held on 19 January 2011 in Amsterdam, the Netherlands
RESOLUTIONS 1A and 1B
(Agenda Item 2)
APPOINTMENT OF TWO DIRECTORS
Resolution 1A:
Effective 31 December 2010, Gearoid Faherty has resigned from his position as Chief Executive Officer and executive director “A.” It is proposed by the Board of Directors of the Company (the “Board”) at the recommendation of the Nominating and Corporate Governance Committee to the EGM to appoint John J. Fraher to the Board as a director for (i) a term which will end immediately after completion of the Asset Sale or, (ii) if closing of the Axcan Offer does not occur, an initial term of four years, effective as of 19 January 2011 and ending on the date of the Annual General Meeting of Shareholders to be held in 2015. The Board has resolved that upon his appointment John Fraher will become an executive director ‘A’ and Chief Executive Officer of the Company.
Mr. Fraher
Age: 45
Mr. Fraher
John J. Fraher has been the Chief Commercial Officer of Eurand since August 2006; the President of Eurand, Incorporated, since April 1999; and was the Vice President of Eurand, Incorporated, from 1995 to April 1999. Previously, Mr. Fraher was Production Manager at American Home Products Corporation’s affiliate, Fort Dodge Laboratories, located in Ireland, and has worked at Sterling Drug in Ireland. Mr. Fraher holds a degree in biochemistry from University College Dublin, Ireland.
Resolution 1B:
Effective 19 January 2011 and contingent on the election of Ms. Cecilia Gonzalo, Jonathan Cosgrave has resigned from his position as non-executive director ‘B.’ It is proposed by the Board at the recommendation of the Nominating and Corporate Governance Committee to the EGM to appoint Cecilia Gonzalo to the Board as a director for (i) a term which will end immediately after completion of the Asset Sale or (ii) if closing of the Axcan Offer does not occur, an initial term of four years, effective as of 19 January 2011 and ending on the date of the Annual General Meeting of Shareholders to be held in 2015. The Board has resolved that upon her appointment Cecilia Gonzalo will be a non-executive director ‘B’ of the Company.
Ms. Gonzalo
Age: 36
Ms. Gonzalo
Cecilia Gonzalo joined Warburg Pincus in 2001 and focuses on investments in the biotechnology, pharmaceuticals and healthcare services sectors. Prior to joining Warburg Pincus, Ms. Gonzalo worked at Goldman, Sachs & Co. in the firm’s Investment Banking Division focusing on corporate finance and mergers and acquisitions transactions in Latin America, as well as in the firm’s Principal Investment Area evaluating new and monitoring existing investments in the region. She received a B.A. cum laude in biochemical sciences from Harvard College and an M.B.A. from Harvard Business School. Ms. Gonzalo is a director of Rib-X Pharmaceuticals.

In proposing to appoint Mr. Fraher and Ms. Gonzalo to the Board, the Board has taken into account the profile drawn up by it (a copy of which is posted on our website and may be viewed at: www.eurand.com) in the Investor Relations section.
The affirmative vote of the holders of an absolute majority of shares present in person or represented by proxy and entitled to vote is required to grant the above described appointment to the Board.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” RESOLUTIONS 1A and 1B.
RESOLUTIONS 2A, 2B and 2C
(Agenda Item 3)
APPROVAL OF DIRECTORS COMPENSATION
Resolution 2A:
Upon his appointment as a director of the Company, the Board, at the recommendation of the Compensation Committee, proposes to the EGM to grant John Fraher the following compensation:
John J. Fraher — Executive Director and Chief Executive Officer
•	2011 base salary: $500,000 (effective January 1, 2011);
•	2011 target bonus: 50% of 2011 base salary;
•
Upon the closing of the Axcan Offer: an additional one-time bonus equal to $125,000; total possible retention payments shall be calculated as described under the terms of the Mr. Fraher’s Retention Agreement, but with the maximum possible retention amount being that which would be calculated based on 2011 base salary and 2011 target bonus;*

•
Change in Control Agreement shall remain on the same terms and conditions as in effect for Mr. Fraher’s prior position; total possible CIC payments shall be calculated as described under the terms of the Mr. Fraher’s CIC Agreement, but with the maximum possible CIC amount being that which would be calculated based on 2011 base salary and 2011 target bonus.*

*	the Company’s Compensation Committee will determine the actual amounts.
Resolution 2B:
Since 1 January 2011, Angelo C. Malahias has been the Chairman of the Board. At the recommendation of the Compensation Committee, the Board proposes to the EGM to grant to Angelo Malahias the following compensation in addition to that which he is currently entitled:
Angelo C. Malahias — Chairman of the Board and Non-Executive Director
•	Gross Annual Fee of EUR 20,000 for his position as Chairman of the Board, pro-rated from the date of appointment;
•	Compensation for additional efforts in relation to transition of the Company to Axcan:
•	Gross Retainer Fee of EUR 60,000: 30,000 paid on January 1, 2011 and 30,000 paid upon closure of the Axcan Offer;

•	EUR 3,000 per day.

Resolution 2C:
Upon her appointment as a director of the Company the Board, at the recommendation of the Compensation Committee, proposes to the EGM to grant Cecilia Gonzalo the following compensation:
Cecilia Gonzalo — Non-Executive Director
•	Gross Annual Fee of EUR 30,000 pro-rated from the date of appointment;
•	Gross Attendance Fee of EUR 1,000 per meeting of the Board or committee thereof;
•
If the Board determines that the closing of the Axcan Offer will not occur, the Compensation Committee will, promptly thereafter, grant Ms. Gonzalo an option to purchase 10,000 shares of Company stock under the Eurand N.V. Equity Compensation Plan, with an exercise price equal to the fair market value of Company stock on the date of grant and with terms and conditions of grant consistent with current practices for non-employee directors as previously approved by the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” RESOLUTIONS 2A, 2B, and 2C.
RESOLUTION 3
(Agenda Item 4)
DISCHARGE OF DIRECTORS WHO RESIGNED
Gearoid Faherty resigned as director effective 31 December 2010 and Jonathan Cosgrave resigned as a director effective 19 January 2011, contingent on the election of Cecilia Gonzalo. The Shareholders may grant them a discharge in respect of their management.
The affirmative vote of the holders of an absolute majority of shares present in person or represented by proxy and entitled to vote is required to grant the above described discharge to each of Gearoid Faherty and Jonathan Cosgrave.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” RESOLUTION 3.
RESOLUTION 4
(Agenda Item 5)
INFORMATION ABOUT THE CONTEMPLATED TENDER OFFER OF AXCAN PHARMA
HOLDING B.V. FOR ALL THE OUTSTANDING SHARES IN THE COMPANY AND APPROVAL
OF THE PURCHASE AGREEMENT
In the EGM the Company will provide further information about the contemplated tender offer (the “Axcan Offer”) of Axcan Pharma Holding B.V. (“Axcan Purchaser”) for all the outstanding shares in the capital of Company. Information about the Axcan Offer can also be found in the Schedule TO prepared by Axcan Purchaser and filed with the SEC on 21 December 2010, and the Schedule 14D-9 prepared by the Company, filed with the SEC on 22 December 2010 (the “Tender Offer Documents”). The Tender Offer Documents can be found in the Investor Relations section of the Company’s website (www.eurand.com). The Tender Offer Documents describe the terms and conditions of the Axcan Offer, as well as additional information regarding Axcan Purchaser, Parent and the Company. Shareholders will be given the opportunity to give their views on the Axcan Offer.

The Company recommends that shareholders read the entire Tender Offer Documents carefully before deciding whether to tender their shares in the Axcan Offer.
The Share Purchase Agreement, dated November 30, 2010, between Axcan Purchaser, Parent and the Company (the “Purchase Agreement”) is included as part of the Tender Offer Documents. The Purchase Agreement was previously approved by the Board and is now being presented to the Shareholders for their approval.
The affirmative vote of the holders of an absolute majority of shares present in person or represented by proxy and entitled to vote is requested to approve the Purchase Agreement.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” RESOLUTION 4.
RESOLUTION 5
(Agenda Item 6)
APPROVAL OF THE SALE OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS AND
LIABILITIES OF THE COMPANY TO AXCAN PHARMA HOLDING B.V. OR ONE OR MORE OF
ITS DESIGNEES
(to be effective upon the closing of the Axcan Offer)
Pursuant to the Asset Sale, the Company shall sell, effective as of the closing of the Axcan Offer, all or substantially all of the assets of the Company (including the shares of its subsidiaries) to the Axcan Purchaser or one or more of its designees for an aggregate consideration equal to (i) a note payable from Axcan Purchaser or one or more of its designees in an aggregate principal amount equal to the offer price per share multiplied by the total number of outstanding shares of the Company as of the closing of the Axcan Offer (which note payable shall require Axcan Purchaser to repay to the Company, on or prior to the completion of the Subsequent Offering Period, an amount of the note payable equal to the offer price per share multiplied by the number of shares not tendered in the Axcan Offer or the Subsequent Offering Period) and (ii) the assumption by Axcan Purchaser or its designees of all liabilities and obligations of the Company, whether actual, contingent or otherwise, including the express assumption of all contractual obligations. The Asset Sale and matters related thereto are further described in the Tender Offer Documents and more specifically in the Offer to Purchase attached as Exhibit (a)(1)(A) to the Schedule TO filed by Axcan Purchaser with the SEC on 21 December 2010 and in the Schedule 14D-9 filed by the Company with the SEC on 22 December 2010. The Tender Offer Documents can be found in the Investor Relations section of the Company’s website (www.eurand.com).
The affirmative vote of the holders of an absolute majority of shares present in person or represented by proxy and entitled to vote is required to approve the Asset Sale.
The resolution approving the Asset Sale will take effect upon the closing of the Axcan Offer.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” RESOLUTION 5.
RESOLUTION 6
(Agenda Item 7)
DESIGNATION WITHIN THE MEANING OF SECTION 2:146 DUTCH CIVIL CODE OF THE
MEMBERS OF THE SPECIAL COMMITTEE WITH RESPECT TO THE SALE OF THE ASSETS
AND LIABILITIES OF THE COMPANY
Section 2:146 of the Dutch Civil Code (in relevant part) provides that the general meeting of shareholders shall always have the power to designate one or more (other) persons for the purpose of representing an NV-company in matters in which it has a conflict of interest or a potential conflict of interest with one or more of its directors.

In order to avoid any uncertainty on this issue it is therefore proposed that the EGM designates within the meaning of section 2:146 Dutch Civil Code each of the members of the Special Committee, jointly and severally, with respect to the sale of the assets and liabilities of the Company to Axcan Pharma Holding B.V. or one or more of its designees.
The affirmative vote of the holders of an absolute majority of shares present in person or represented by proxy and entitled to vote is required with respect to the above described designation.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” RESOLUTION 6.
RESOLUTION 7
(Agenda Item 8)
RESIGNATION OF DIRECTORS AND APPOINTMENT OF DIRECTORS NOMINATED BY
AXCAN
(to be effective upon the closing of the Axcan Offer)
Resolution 7A:
Effective upon the closing of the Axcan Offer and immediately after the closing of the Asset Sale, Mr. Angelo Malahias, Dr. William Jenkins, Mr. Rolf Classon, Dr. Simon Turton and, in the event elected, Mr. John Fraher and Ms. Cecilia Gonzalo will each have tendered their resignation as directors of the Company. It is proposed by the Board to the EGM to appoint Richard Tarte, Esq. to the Board as a director for an initial term of four years, effective as of closing of the Axcan Offer immediately after completion of the Asset Sale and ending on the date of the Annual General Meeting of Shareholders to be held in 2015. The Board has resolved that upon his appointment Richard Tarte will become an executive director ‘A of the Company.
Mr. Tarte
Age: 47
Mr. Tarte
Richard Tarte, Esq., is Vice President, Corporate Development and General Counsel of Axcan Intermediate Holdings Inc. (together with its subsidiaries, “Axcan”). He joined Axcan in 2001. Mr. Tarte has more than 23 years of practice in the legal profession with extensive experience in corporate matters, M&A, licensing and other business transactions within and outside the healthcare sector. Prior to joining Axcan, he served as in-house counsel at the Société Générale de Financement du Québec, a diversified investment fund with significant investments in the healthcare sector. Prior to that he was partner at Coudert Brothers, an international law firm. Mr. Tarte was admitted to the Quebec Bar in 1988. He holds a Masters of Business Administration degree from INSEAD in France and a Bachelor of Law degree from the University of Montreal, Canada.
Resolution 7B:
Effective upon the closing of the Axcan Offer and immediately after completion of the Asset Sale, Angelo Malahias, William Jenkins, Rolf Classon and Simon Turton have tendered there resignation as directors of the Company. It is proposed by the Board to the EGM to appoint Richard DeVleeschouwer to the Board as a director for an initial term of four years, effective as of closing of the Axcan Offer immediately after completion of the Asset Sale and ending on the date of the Annual General Meeting of Shareholders to be held in 2015. The Board has resolved that upon his appointment Richard DeVleeschouwer will become an executive director ‘A’ of the Company.

Mr. DeVleeschouwer
Age: 53
Mr. DeVleeschouwer
Richard DeVleeschouwer has been Senior Vice President, Human Resources at Axcan since March 2010. Mr. DeVleeschouwer has more than 23 years of experience as a Human Resources professional and more than 14 years of experience in the health-care industry. Prior to joining Axcan, Mr. DeVleeschouwer served a number of senior human resources roles at Schering-Plough Corporation. Earlier in his career, Mr. DeVleeschouwer worked at Pharmacia Corporation and Monsanto Company where he held various leadership positions. Mr. DeVleeschouwer holds a Bachelor of Arts degree in Social Organization and Human Relations from the University of Western Ontario, London, Ontario, Canada, and is a graduate from George Brown College of Applied Arts and Technology, Toronto, Ontario, Canada.
Resolution 7C:
Effective upon the closing of the Axcan Offer and immediately after completion of the Asset Sale, Angelo Malahias, William Jenkins, Rolf Classon and Simon Turton have tendered there resignation as directors of the Company. It is proposed by the Board to the EGM to appoint Steve Gannon to the Board as a director for an initial term of four years, effective as of closing of the Axcan Offer immediately after completion of the Asset Sale and ending on the date of the Annual General Meeting of Shareholders to be held in 2015. The Board has resolved that upon his appointment Steve Gannon will become an executive director ‘A of the Company.
Mr. Gannon
Age: 49
Mr. Gannon
Steve Gannon is Senior Vice President and Chief Financial Officer of Axcan. Mr. Gannon joined Axcan in February 2006. He has extensive financial experience in corporate growth initiatives, such as acquisitions, corporate alliances, and partnerships within the biotechnology and pharmaceutical sector. Prior to joining Axcan, Mr. Gannon was Chief Financial Officer at CryoCath Technologies Inc., in addition to serving in a number of senior financial roles at AstraZeneca and Mallinckrodt Medical Inc. Mr. Gannon earned a chartered accountant’s designation (CA) in 1985 and holds a Bachelor of Commerce degree from the Concordia University, Montreal, Canada.
Mr. Tarte, Mr. DeVleeschouwer and Mr. Gannon will not be entitled to any compensation as executive directors ‘A’ of the Company.
The affirmative vote of the holders of an absolute majority of shares present in person or represented by proxy and entitled to vote is required to grant the above described appointment to the Board.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” RESOLUTIONS 7A, 7B and 7C.

RESOLUTION 8
(Agenda Item 9)
DISSOLUTION OF THE COMPANY
(to be effective upon the completion of the Subsequent Offering Period)
It is proposed to dissolve the Company upon completion of the Subsequent Offering Period. The dissolution of the Company and the (tax) consequences of the dissolution for the shareholders not tendering their shares in the offer and matters related thereto are further described in the Tender Offer Documents and more specifically in the Offer to Purchase attached as Exhibit (a)(1)(A) to the Schedule TO filed by the Axcan Purchaser with the SEC on 21 December 2010 and in the Schedule 14D-9 filed by the Company with the SEC on 22 December 2010. The Tender Offer Documents can be found on the Company’s website in the Investor Relations section (www.eurand.com).
The Company recommends that shareholders read the Tender Offer Documents carefully before deciding whether to approve this resolution.
The articles of association of the Company provide that in the event of the Company being liquidated it shall be wound up by the Board, unless the general meeting of shareholders upon the proposal of the Board decides otherwise. The Board shall not otherwise propose.
The resolution approving the dissolution of the Company will take effect upon completion of the Subsequent Offering Period. Therefore, if elected pursuant to Resolutions 7A, 7B and 7C, Mr. Tarte, Mr. DeVleeschouwer and Mr. Gannon, constituting the Board, will in accordance with the articles of association of the Company wind up the Company, in their capacity as liquidators of the Company.
The affirmative vote of the holders of an absolute majority of shares present in person or represented by proxy and entitled to vote is required to approve the dissolution of the Company.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” RESOLUTION 8.
RESOLUTION 9
(Agenda Item 10)
APPOINTMENT OF KEEPER OF THE BOOKS AND RECORDS OF THE COMPANY UPON
TERMINATION OF THE LIQUIDATION
(to be effective upon the completion of the Subsequent Offering Period)
Upon termination of the liquidation, the books and records of the Company should be kept, as a matter of Dutch law, for a period of seven years. The keeper can be appointed by the general meeting of shareholders in the same meeting in which is resolved upon the dissolution of the Company.
The Board proposes to appoint Axcan Pharma Holding B.V. as keeper of the books and records of the Company upon termination of the liquidation of the Company.
The resolution appointing Axcan Pharma Holding B.V. as keeper of the books and records of the Company upon termination of the liquidation of the Company will take effect upon completion of the Subsequent Offering Period.
The affirmative vote of the holders of an absolute majority of shares present in person or represented by proxy and entitled to vote is required to appoint the proposed keeper of the books and records of the Company.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” RESOLUTION 9.

OTHER MATTERS
The Board does not know of any other matters to be brought before the shareholders. If any other matters are properly brought before the shareholders at the Extraordinary General Meeting, the persons appointed as proxies will vote the shares represented thereby in accordance with their judgment.
List of Shareholders of Record
A list of shareholders of record entitled to receive notice of the Extraordinary General Meeting will be available at the offices of Eurand, N.V. Olympic Plaza, Fred. Roeskestraat 123, 1076 EE Amsterdam, the Netherlands, for inspection by our shareholders during regular business hours from 16 January 2011 to the date of the Extraordinary General Meeting.

Angelo C. Malahias
Chair of the Board of Directors
Amsterdam, the Netherlands
3 January 2011